As filed with the Securities and Exchange Commission on October 18, 2017 Registration No. 333 -________
____________________________________________________________________________________________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CCA Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware                        04-2795439
(State or other jurisdiction of incorporation or organization)        (I.R.S. Employer Identification No.)

65 Challenger Road, Suite 340
Ridgefield Park, New Jersey 07660
(Address of principal executive office with zip code)

2015 CCA Industries, Inc. Incentive Plan, as Amended
CCA Industries, Inc. Amended and Restated Stock Option (Incentive) Plan
(Full titles of the plans)

Stephen A. Heit
Chief Financial Officer and Chief Accounting Officer
CCA Industries, Inc.
65 Challenger Road, Suite 340
Ridgefield Park, New Jersey 07660
(201) 935-3232
(Name, address, including zip code, and telephone number, including area code, of agent for service)
_______

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ] (Do not check if a smaller reporting company)	Smaller reporting company	[X]
		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.01 par value
- 2015 CCA Industries, Inc. Incentive Plan, As Amended	1,400,000	$3.325	$4,655,000	$580
- CCA Industries, Inc. Amended and Restated Stock Option (Incentive) Plan	45,000	$3.325	$149,625	$19
Total	1,445,000	$3.325	$4,804,625	$599
__________________________

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of our common stock, $0.01 par value (“Common Stock”), of CCA Industries, Inc. (the “Registrant” or the “Company”) that will be issuable under the 2015 CCA Industries, Inc. Incentive Plan, as Amended (the “2015 Plan”) and the CCA Industries, Inc. Amended and Restated Stock Option (Incentive) Plan (the “Stock Option Plan”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Company’s receipt of consideration which would increase the number of outstanding shares of Common Stock.

(2)
Estimated solely for the purpose of calculating the registration fee. Such estimate has been computed in accordance with Rule 457(c) and Rule 457(h) of the Securities Act based on $3.325 per share, the average of the high and low prices of the Common Stock as reported on NYSE MKT on October 16, 2017.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 (the “Securities Act”) and Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.    Incorporation of Documents by Reference

The following documents filed or to be filed by the Company with the Securities and Exchange Commission (the “SEC”) are hereby incorporated by reference into this registration statement as of their respective dates:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2016;

•	The Company’s Quarterly Reports on Form 10-Q for the quarters ended February 28, 2017, May 31, 2017, and August 31, 2017;

•	The Company’s Current Reports on Form 8-K filed on February 28, March 9, March 28, April 21, June 14 , July 17, July 20, September 13, October 3, 2017 and October 16, 2017; and

•
The description of the Company’s Common Stock, par value $0.01 per share, contained in Exhibit 99.2 to the Company's Current Report on Form 8-K as filed with the SEC on October 3, 2017, including all amendments and reports amending such description.

All documents that the Company subsequently files with the SEC under Sections 13(a), 13(c), 14 or 15(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities registered hereunder have been sold or that deregisters all such securities then remaining unsold, shall also be deemed incorporated by reference in this registration statement and considered to be a part of this registration statement and will automatically update and supersede any earlier information. Notwithstanding the foregoing, nothing in this registration statement shall be deemed to incorporate the information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly otherwise stated therein, or any exhibits to the extent furnished in connection with such items.
Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document incorporated by reference in this registration statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.    Description of Securities

Not applicable.

ITEM 5.    Interests of Named Experts and Counsel

Certain legal matters relating to the issuance of the shares of the Company’s Common Stock offered hereby have been passed upon by Day Pitney LLP, counsel to the Company. Partners and other attorneys involved in the preparation of the Registration Statement in the law firm of Day Pitney LLP do not beneficially own any shares of the Company as of October 18, 2017.

ITEM 6.    Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a corporation, under specified circumstances, to indemnify its directors, officers, employees and agents against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them as a result of any suit (other than a suit brought by or in the right of the corporation) brought against them in their capacity as such, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 of the DGCL also provides that directors, officers, employees and agents may also be indemnified against expenses (including attorneys’ fees) incurred by them in connection with a suit brought by or in the right of the corporation if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made, unless otherwise determined by the court, if such person was adjudged liable to the corporation.
The DGCL also provides that the indemnification described above will not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its by-laws, disinterested directors’ vote, stockholders’ vote, agreement or otherwise.
The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity, or arising out of his or her status, whether or not the corporation would have the power to indemnify him or her against such liability as described above.
As permitted by section 102 of the DGCL, the Company’s Certificate of Incorporation, as amended (“Certificate of Incorporation”), eliminates the liability of a director to the Company and its stockholders for monetary damages for breach of a director’s fiduciary duty except for liability under section 174 of the DGCL, for any breach of the director’s duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction from which the director derived an improper personal benefit.
The Company’s Bylaws provide that to the fullest extent permitted by the DGCL as then in effect or as thereafter amended, the Company shall indemnify any person (the “Indemnitee”) who was or is involved in any manner or was or is threatened to be made so involved in any action, suit or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, company, partnership, joint venture, trust, enterprise, non-profit entity or other entity (including service with respect to any employee benefit plan), against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with such Proceeding. The right to indemnification conferred in the Company’s Bylaws includes the right to receive payment of any expenses incurred by the

Indemnitee in connection with such Proceeding in advance of the final disposition of the Proceeding, consistent with applicable law.
The above discussion of the DGCL and the Company’s Certificate of Incorporation and Bylaws is not intended to be exhaustive and is qualified in its entirety by such statutes, the Certificate of Incorporation and the Bylaws.
The Company maintains liability insurance for the benefit of its directors and officers.

ITEM 7.    Exemption From Registration Claimed

Not applicable.

ITEM 8.    Exhibits

4.1	2015 CCA Industries, Inc. Incentive Plan, as Amended (1)
4.2	CCA Industries, Inc. Amended and Restated Stock Option (Incentive) Plan (2)
5.1	Opinion of Day Pitney LLP (filed herewith)
23.1	Consent of BDO USA, LLP (filed herewith)
23.2	Consent of Day Pitney LLP (included in Exhibit 5.1 hereto)
24.1	Power of Attorney (included on the signature page hereto)

(1)	Incorporated by reference to Exhibit A filed with the Company’s Definitive Proxy Statement on Schedule 14A filed on May 2, 2017.
(2)	Incorporated by reference to Exhibit A filed with the Company’s Definitive Proxy Statement on Schedule 14A filed on May 2, 2005.

ITEM 9.    Undertakings

(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Ridgefield Park, State of New Jersey, on the 16th day of October, 2017.

CCA INDUSTRIES, INC.

                    By: /s/ Stephen A. Heit
Stephen A. Heit
Chief Financial Officer and
Chief Accounting Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Lance Funston and Stephen A. Heit, and each of them, as attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign on his or her behalf, individually and in any and all capacities, including the capacities stated below, any and all amendments (including post-effective amendments) to this Registration Statement and any registration statements filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, relating thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated:

Signature	Title	Date

/s/ Lance Funston	Chairman of the Board, Chief Executive Officer	October 18, 2017
Lance Funston	and President
/s/ Stephen A. Heit	Director, Chief Financial Officer	October 18, 2017
Stephen A. Heit	and Chief Accounting Officer
/s/ Sardar Biglari	Director	October 18, 2017
Sardar Biglari
/s/ Philip Cooley	Director	October 18, 2017
Philip Cooley
/s/ S. David Fineman	Director	October 18, 2017
S. David Fineman
/s/ Christopher Hogg	Director	October 18, 2017
Christopher Hogg
/s/ Justin W. Mills III	Director	October 18, 2017
Justin W. Mills III